FOR IMMEDIATE RELEASE
Date: April 28, 2006
CONTACT: Paul Zogas, President (708) 598-9400
MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 3rd QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND
     BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended March 31, 2006 totaled $223,000, or $0.60 per diluted share, compared to net income of $250,000, or $0.67 per diluted share, for the quarter ended March 31, 2005. Net income for the nine months ended March 31, 2006 totaled $751,000, or $2.01 per diluted share, compared to net income totaling $724,000, or $1.94 per diluted share, for the nine months ended March 31, 2005.
     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.22 per share for the quarter ended March 31, 2006. The dividend will be payable May 18, 2006 to shareholders of record as of May 8, 2006.
     Annualized return on average assets and annualized return on average equity during the quarter ended March 31, 2006 were .68% and 6.84%, respectively compared to .71% and 8.23%, respectively, for the comparable prior year quarter. For the nine months ended March 31, 2006, annualized return on average assets and annualized return on average equity were .75% and 7.74%, respectively, compared to .66% and 8.03%, respectively, for the nine months ended March 31, 2005.
     Net interest income decreased $14,000 to $1.3 million in the quarter ended March 31, 2006 as compared to the prior year quarter. The decrease in net interest income was the result of a decrease in the average balance of interest earning assets offset by an increase in interest rate spread. The average balance of interest earning assets decreased to $126.3 million for the quarter ended March 31, 2006 compared to $135.9 million for the prior year quarter while interest rate spread increased to 3.81% for the quarter ended March 31, 2006 compared to 3.66% in the prior year quarter. The increase in interest rate spread was due to an increase in the Company’s average yield earned on interest earning assets to 5.43% in the current quarter from 4.81% in the prior year quarter which was greater than the increase in the average yield paid on interest costing deposits to 1.62% in the current quarter from 1.15% in the prior year quarter.
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     For the nine months ended March 31, 2006 net interest income increased $72,000 to $3.9 million. The increase in net interest income in the current nine month period was primarily the result of an increase in interest rate spread to 3.81% compared to 3.50% in the prior year period.
     Non-interest income increased $20,000 to $199,000 in the quarter ended March 31, 2006 from $179,000 in the quarter ended March 31, 2005. The primary factors for the increase in non-interest income in the current quarter were an $11,000 increase in profit on the sale of loans, an $8,000 increase in loan fees and service charges and a $5,000 increase in deposit related fees. The increase in loan fees and service charges is attributed to an increase in brokered loan activity from the prior year quarter.
     For the nine months ended March 31, 2006 non-interest income increased $56,000 to $667,000 from $611,000 in the prior year period. The primary factors for the increase in non-interest income were a $21,000 increase in loan fees and service charges, a $16,000 increase in profit on the sale of loans, a $16,000 gain from additional proceeds received on the sale of Midland Federal’s investment in Intrieve, Incorporated, Midland Federal’s data processing provider and a $14,000 increase in deposit related fees. The increase in loans fees and service charges is primarily attributed to an increase in brokered loan activity compared with the prior year period.
     Non-interest expense increased $47,000 to $1.1 million in the quarter ended March 31, 2006 compared to the prior year quarter. The increase in non-interest expense is primarily the result of a $15,000 increase in office occupancy expense, a $13,000 increase in staffing costs and a $6,000 increase in computer software and support expense offset by a $4,000 decrease in data processing expense. The increase in staffing costs is primarily attributed to an increase in employee benefits expense.
     For the nine months ended March 31, 2006 non-interest expense increased $88,000 to $3.4 million from $3.3 million in the prior year period. The primary factors for the increase in non-interest expense in the current nine month period were a $51,000 increase in computer software and support expense, a $21,000 increase in staffing costs, a $9,000 increase in office occupancy expense and a $7,000 increase in professional fees. The increase in computer software and support expense is primarily attributed to computer upgrades and software licensing costs.
     Non-performing assets were .18% of total assets at March 31, 2006 and consisted of $233,000 in non-performing loans and $5,000 in a repossessed automobile. The allowance for loan losses decreased by $15,000 to $442,000, or .47% of total loans, at March 31, 2006, compared to June 30, 2005, as a result of net loan charge offs. The Company made no loan loss provisions during the nine months ended March 31, 2006. At March 31, 2006 the Company’s ratio of allowance for loan losses to non-performing loans was 189.79% compared to 120.06% at June 30, 2005.
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     At March 31, 2006 the Company’s assets totaled $132.0 million, compared to total assets of $139.0 million at June 30, 2005. Net loans receivable decreased $1.1 million to $93.7 million at March 31, 2006. Total deposits decreased $7.2 million to $117.6 million at March 31, 2006 from $124.8 million at June 30, 2005. The net decrease in deposits is primarily attributed to increased competition for certificate of deposit accounts from special rate promotions.
     Stockholders’ equity in the Company totaled $13.1 million at March 31, 2006 resulting in a book value per common share of $35.25 based upon 372,600 shares outstanding. At March 31, 2006 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 8.40% and a risk-based capital ratio of 18.93%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.
(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS
SELECTED FINANCIAL CONDITION DATA:

	March 31, 2006	June 30, 2005
	(Unaudited)
Total assets	$131,991,621	138,978,770
Loans receivable, net	93,744,921	94,829,310
Mortgage-backed securities	1,723,269	1,920,221
Cash and cash equivalents	16,092,156	36,709,593
Investment securities	15,965,137	1,310,937
Deposits	117,624,391	124,836,132
Stockholders’ equity	13,133,619	12,696,682

PER SHARE DATA:
Book value per common share at period end	$35.25	$34.08

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.25%	.40%
Non-performing assets to total assets	.18%	.27%
Allowance for loan losses to non-performing loans	189.79%	120.06%
Allowance for loan losses to total loans	.47%	.48%
SELECTED OPERATIONS DATA (Unaudited):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Total interest income	$1,714,078	1,635,009	5,082,248	4,833,071
Total interest expense	425,659	332,686	1,192,765	1,015,622

Net interest income	1,288,419	1,302,323	3,889,483	3,817,449
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,288,419	1,302,323	3,889,483	3,817,449

Non-interest income	199,283	179,361	666,622	610,523
Non-interest expense	1,149,338	1,102,087	3,418,892	3,331,282

Income before income taxes	338,364	379,597	1,137,213	1,096,690
Income tax expense	115,044	129,089	386,652	372,900

Net income	223,320	250,508	750,561	723,790

PER SHARE DATA:
Earnings per basic share	$.60	.67	2.01	1.94
Earnings per diluted share	$.60	.67	2.01	1.94
Dividends declared per common share	$.22	.20	.66	.60

SELECTED OPERATING RATIOS:
Annualized return on average assets	.68%	.71%	.75%	.66%
Annualized return on average equity	6.84%	8.23%	7.74%	8.03%
Annualized operating expenses to average total assets	3.49%	3.11%	3.40%	3.04%
Interest rate spread during the period	3.81%	3.66%	3.81%	3.50%
Net interest margin	4.08%	3.83%	4.04%	3.64%
Average interest-earning assets to average interest-bearing liabilities	119.79%	117.56%	119.56%	116.20%